Exhibit 5.3

July 10, 2013

EarthLink, Inc.

1375 Peachtree Street

Atlanta, GA  30309

Re:                             Registration Statement on Form S-4

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the issuance and exchange of up to $300,000,000 aggregate principal amount of 7.375% Senior Secured Notes due 2020 (the “New Notes”) of EarthLink, Inc., a Delaware corporation (the “Company”), and the guarantees of the obligations represented by the New Notes (the “Guarantees” and, together with the New Notes, the “Securities”) by certain subsidiaries of the Company (such entities, the “Guarantors”).

The Securities are to be issued pursuant to an Indenture, dated as of May 29, 2013 (the “Indenture”), among the Company, the Guarantors named therein and Regions Bank, as trustee.  The Securities are to be issued in an exchange offer for a like aggregate principal amount of currently outstanding 7.375% Senior Secured Notes due 2020 (the “Old Notes”), and the guarantees of the obligations represented by the Old Notes, in accordance with the terms of a Registration Rights Agreement, dated as of May 29, 2013 (the “Registration Rights Agreement”), by and among the Company, the Guarantors named therein and the Initial Purchasers (as defined therein).

Solely for the purpose of furnishing this opinion, we are acting as special counsel for the following entities (collectively, the “New England Guarantors”) in connection with the issuance by the New England Guarantors of their respective Guarantees:   (a) (i) Connecticut Broadband, LLC, a Connecticut limited liability company, (ii) Connecticut Telephone & Communication Systems, Inc., a Connecticut corporation, and (iii) Conversent Communications of Connecticut, LLC, a Connecticut limited liability company (collectively, the “Connecticut Guarantors”); (b) (i) Conversent Communications of Massachusetts, Inc., a Massachusetts corporation, and (ii) CTC Communications Corp., a Massachusetts corporation (collectively, the “Massachusetts Guarantors”); (c)(i) Conversent Communications Long Distance, LLC, a New Hampshire limited liability company, and (ii) Conversent Communications of New Hampshire, LLC, a New

Hampshire limited liability company (collectively, the “New Hampshire Guarantors”); and (d) Conversent Communications of Rhode Island, LLC, a Rhode Island limited liability company (the “Rhode Island Guarantor”).

We have examined and relied upon the Registration Rights Agreement; the Indenture; resolutions adopted by the board of directors or sole member, as the case may be, of each New England Guarantor, as provided to us by the Company; the charter and by-laws or other organizational documents, as the case may be, of each New England Guarantor, each as restated and/or amended to date and as provided to us by the Company; an Officer’s Certificate from the Company and the Guarantors named therein, dated as of the date hereof; and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

In our examination of the foregoing documents, we have assumed that (a) each natural person executing any document referred to herein on behalf of a New England Guarantor is legally competent to do so, and (b) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine.

Our opinions expressed in paragraph 1 below as to the valid existence and good standing of the New England Guarantors are based solely on certificates of legal existence and/or good standing issued by the Secretary of State or Secretary of the Commonwealth of the jurisdictions set forth on Schedule A attached hereto and are limited accordingly, and, as to such matters, our opinions are rendered as of the respective dates of such certificates.  We express no opinion as to the tax good standing of any New England Guarantor in any jurisdiction.

We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of (a) the State of Connecticut, with respect to the Connecticut Guarantors, (b) the Commonwealth of Massachusetts, with respect to the Massachusetts Guarantors, (c) the State of New Hampshire, with respect to the New Hampshire Guarantors, and (d) the State of Rhode Island, with respect to the Rhode Island Guarantor.

Based upon and subject to the foregoing, we are of the opinion that:

1.              Each of the New England Guarantors is validly existing and in good standing under the laws of its respective jurisdiction of incorporation or formation, as applicable, with all requisite corporate or limited liability company power, as the case may be, to execute, deliver and perform its obligations under the Indenture;

2.              Each of the New England Guarantors has duly authorized, executed and delivered the Indenture; and

3.              Each of the New England Guarantors has duly authorized the execution and delivery of its respective Guarantee.

It is understood that this opinion is to be used only in connection with the offer and exchange of the Securities while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.  This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name in the Registration Statement under the caption “Legal Matters.”  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

This opinion letter and the opinions contained herein may be relied on as to the state laws of Connecticut, Massachusetts, New Hampshire and Rhode Island by Troutman Sanders LLP in its opinion letter filed as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Hinckley, Allen & Snyder LLP

Schedule A

Entity	Jurisdiction	Date of Certificate of Public Official
Connecticut Broadband, LLC	Connecticut	July 8, 2013
Connecticut Telephone & Communication Systems, Inc.	Connecticut	July 8, 2013
Conversent Communications of Connecticut, LLC	Connecticut	July 8, 2013
Conversent Communications of Massachusetts, Inc.	Massachusetts	July 5, 2013
CTC Communications Corp.	Massachusetts	July 5, 2013
Conversent Communications Long Distance, LLC	New Hampshire	July 8, 2013
Conversent Communications of New Hampshire, LLC	New Hampshire	July 8, 2013
Conversent Communications of Rhode Island, LLC	Rhode Island	July 5, 2013